Exhibit 2.1
EXECUTION COPY
AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER
          This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) dated as of February 28, 2011, is by and among Verizon Communications Inc., a Delaware corporation (“Parent”), Verizon Holdings Inc., a Delaware corporation and wholly owned Subsidiary of Parent (“Purchaser”), and Terremark Worldwide, Inc., a Delaware corporation (the “Company”).
          WHEREAS, Parent, Purchaser and the Company entered into that certain Agreement and Plan of Merger dated as of January 27, 2011 (the “Merger Agreement”);
          WHEREAS, Purchaser commenced the Offer on February 10, 2011;
          WHEREAS, Parent, Purchaser and the Company now intend to amend certain provisions of the Merger Agreement as set forth herein; and
          WHEREAS, the Board of Directors of the Company has approved the execution and delivery of this Amendment on behalf of the Company and recommends the Transactions as amended hereby.
          NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Purchaser, and the Company agree as follows:
     SECTION 1. Defined Terms. Capitalized terms used herein that are not otherwise defined have the meanings set forth in the Merger Agreement.
     SECTION 2. Amendments to Merger Agreement. The Merger Agreement is hereby amended as follows:
     2.1 The first sentence of Section 1.1(c) of the Merger Agreement shall be amended in its entirety to read as follows:
          (c) Expiration and Extensions of the Offer. The Offer shall initially be scheduled to expire at midnight, New York City time, on March 21, 2011 (the “Initial Offer Expiration Date”); provided that, if at any scheduled expiration of the Offer, any Offer Condition is not then satisfied or, to the extent permitted by this Agreement and applicable Law, waived, then Purchaser shall extend the Offer on one or more occasions for consecutive periods of at least five (5) Business Days but no more than ten (10) Business Days, each as determined by Parent, or for such longer period(s) as Parent and the Company may otherwise agree, up until the Walk-Away Date to permit such Offer Condition(s) to be satisfied; provided, however, that, if all of the Offer Conditions other than the Minimum Condition and those Offer Conditions that by their nature are to be satisfied at the expiration of the Offer have been satisfied or, to the extent permitted by this Agreement and applicable Law, waived, Purchaser shall have the right, but not the obligation, to terminate the Offer ten (10) days after the date on which all of the Offer Conditions other than the Minimum Condition and those Offer Conditions that by their nature are to be satisfied at the expiration of the Offer have been satisfied or, to the extent permitted by this Agreement and applicable Law, waived (but not earlier than April 27, 2011).
     2.2 The first sentence of Section 5.4(c) of the Merger Agreement shall be amended in its entirety to read as follows.
          If following the Offer Closing or Offer Termination this Agreement has not been validly terminated pursuant to Section 7.1 and the adoption of this Agreement by the Company’s stockholders is required by applicable Law, then the Company shall have the right at any time after the Proxy Statement Clearance Date to (and Parent and Purchaser shall have the right, at any time after the Proxy Statement Clearance Date other than if the Company Board has made a Company Adverse Recommendation Change in accordance with Section 5.2(e)), to request in writing that the Company, and upon receipt of such written request, the Company shall, as promptly as practicable and in any event within ten (10) Business Days after such receipt), (i) establish a record date for and give notice of a meeting of its stockholders, for the purpose of voting upon the adoption of this Agreement (the “Stockholders’ Meeting”), and (ii) mail to the holders of Shares as of the record date established for the Stockholders’ Meeting a Proxy Statement (the date the Company elects to take such action or is required to take such action, the “Proxy Date”).
     2.3 The sixth sentence of Section 5.4(c) of the Merger Agreement shall be deleted in its entirety.
     2.4 The defined term “Termination Fee” in Section 8.11(a) of the Merger Agreement shall be amended in its entirety to read as follows.
     “Termination Fee” means $40,000,000.
     SECTION 3. Top-Up Option. The Company, Parent and Purchaser hereby agree that, notwithstanding the provisions of Section 1.4 of the Merger Agreement and all corresponding references in the Merger Agreement to Top-Up Option, Top-Up Notice, Top-Up Closing, Promissory Note and Top-Up Shares, neither Parent nor Purchaser shall exercise the Top-Up Option under any circumstances and the Company shall not under any circumstances issue to Parent or to Purchaser any Top-Up Shares.
     SECTION 4. Effect on Merger Agreement. Other than as specifically set forth herein, all other terms and provisions of the Merger Agreement shall remain unaffected by the terms of this Amendment, and shall continue in full force and effect.

     SECTION 5. Severability. If any term or other provision of this Amendment is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Amendment shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Amendment so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
     SECTION 6. Captions. The captions herein are included for convenience of reference only and will be ignored in the construction or interpretation hereof.
     SECTION 7. Counterparts. This Amendment may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Facsimile or other electronically scanned and transmitted signatures shall be deemed originals for all purposes of this Amendment.
     SECTION 8. Successors and Assigns. This Amendment shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns as provided in the Merger Agreement.
     SECTION 9. Governing Law; Jurisdiction; Waiver of Jury Trial.
     9.1 This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the choice of law rules thereof that would result in the application of the Law of any other jurisdiction.
     9.2 All actions and proceedings arising out of or relating to this Amendment shall be exclusively heard and determined in the Chancery Court of the State of Delaware or any federal court sitting in the State of Delaware, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.
     9.3 Each of the parties hereto hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this Amendment.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

VERIZON COMMUNICATIONS INC.
By:	/s/ John W. Diercksen
	Name:	John W. Diercksen
	Title:	Executive Vice President -- Strategy, Development and Planning

VERIZON HOLDINGS INC.
By:	/s/ John W. Diercksen
	Name:	John W. Diercksen
	Title:	Executive Vice President -- Strategy, Development and Planning

TERREMARK WORLDWIDE, INC.
By:	/s/ Manuel D. Medina
	Name:	Manuel D. Medina
	Title:	Chief Executive Officer

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]